EXHIBIT (a)(11)

WRITTEN INSTRUMENT AMENDING THE
AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST
OF PACIFIC SELECT FUND

     RESOLVED, that the undersigned, being a majority of the Trustees of Pacific Select Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Amended and Restated Agreement and Declaration of Trust, dated October 28, 1999 as amended (“Declaration of Trust”), and having heretofore divided the shares of beneficial interest of the Trust in thirty-five separate Series (the “Series”), hereby amend the Declaration of Trust by terminating three Series know as the “Telecommunications Portfolio, Global Growth Portfolio and Research Portfolio.”

     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the 24th day of February, 2004.

/s/ THOMAS C. SUTTON	/s/ LUCIE H. MOORE

Thomas C. Sutton	Lucie H. Moore
Trustee	Trustee

/s/ RICHARD L. NELSON	/s/ ALAN RICHARDS

Richard L. Nelson	Alan Richards
Trustee	Trustee

/s/ LYMAN W. PORTER	/s/ G. THOMAS WILLIS

Lyman W. Porter	G. Thomas Willis
Trustee	Trustee

PRESIDENT’S CERTIFICATE

     The undersigned, being the duly appointed, qualified and active President of Pacific Select Fund (the “Trust”), hereby certifies that Section 6.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated October 28, 1999 as amended (the “Declaration of Trust”) has been duly amended in accordance with the provisions of Section 11.4 of the Declaration of Trust.

Date: February 24, 2004	/s/ GLENN S. SCHAFER
Glenn S. Schafer
President